OPTION AGREEMENT

     This OPTION AGREEMENT (the "Agreement") dated as of July __, 1998 is made and entered into by and between the Motor Information Systems Division of Hearst Business Publishing, Inc., a Delaware corporation ("Seller") and CCC Information Services, Inc. ("Purchaser").

     WHEREAS, Seller has entered into that certain Option and Acquisition Agreement (the "Option and Acquisition Agreement") dated as of February 6, 1998, made and entered into by and among Seller, Comp-Est, Inc., an Ohio corporation ("Comp-Est"), and the Stockholders named therein, whereby, Seller has the right to purchase either (a) from Comp-Est, substantially all of the assets of Comp-Est (the "Assets") or (b) from the Stockholders (in lieu of such sale of assets by Comp-Est) all of the shares of common stock, no par value per share (the "Shares"), of Comp-Est. A copy of the Option and Acquisition Agreement is attached hereto as Exhibit A. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Option and Acquisition Agreement;

     WHEREAS, Seller wishes to grant an option in favor of Purchaser, and Purchaser wishes to accept such option, which, in Purchaser's sole discretion, will permit Purchaser to require Seller to exercise its option under the Option and Acquisition Agreement and immediately following the Closing under the Option and Acquisition Agreement to purchase from Seller, upon the terms and conditions herein set forth, either (a) the Assets or (b) in lieu of such sale of the Assets, all of the Shares;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                ARTICLE  I.

                         OPTION  AND  PURCHASE  PRICE

     1.01 Option. On the terms and subject to the conditions set forth in this Agreement, Seller hereby irrevocably grants to Purchaser the option (the "Option") (a) if the Asset Election (as hereinafter defined) is given, to purchase the Assets or (b) if the Stock Election (as hereinafter defined) is given, to purchase the Shares (in lieu of the Assets), and upon exercise of the Option by Purchaser as hereinafter provided, if the Asset Election is given, Seller agrees to sell, transfer, assign, convey and deliver to Purchaser, all of the right, title and interest as of the Option Closing Date (as defined below) of Seller in and to the Assets or, if the Stock Election is given, Seller agrees to sell, transfer, assign, convey and deliver to Purchaser all of the right, title and interest now or hereafter owned or held by Seller in and to the Shares in lieu of such sale of Assets by Seller.

     1.02 Exercise of Option. The Option may be exercised by Purchaser at any time during the period beginning on August 6, 1999 and ending on January 5, 2003 (the "Option Expiration Date") by giving notice of exercise (the "Option Exercise Notice") of the Option on or prior to the Option Expiration Date to Seller.

                                ARTICLE  II.

                      PURCHASE  AND  SALE  OF  ASSETS

     2.01 Purchase of the Assets. If Purchaser delivers the Option Exercise Notice on or prior to the Option Expiration Date requesting that Seller purchase the Assets pursuant to the Option and Acquisition Agreement and sell to Purchaser the Assets (the "Asset Election"), then on the terms and subject to the conditions set forth in this Agreement and except as provided in Section
2.02 and Section 3.01, on the Option Closing Date, Seller agrees to purchase the Assets pursuant to the Option and Acquisition Agreement and to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees, immediately following the Closing under the Option and Acquisition Agreement, to purchase, acquire and accept from Seller, all of the right, title and interest as of the Option Closing Date of Seller in and to the Assets, subject only to changes in the Assets in the ordinary course of business.

     To the extent that assignment under the Option and Acquisition Agreement by Comp-Est to Seller of any Real Property Lease, Personal Property Lease, Business Contract or Business License is not permitted or is not permitted without the consent of any third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Comp-Est has agreed to, and the Stockholders have agreed to cause Comp-Est to, use its best efforts to obtain any and all such third party consents. If any third party consent is not obtained before the Closing, Comp-Est is obligated to cooperate with Seller in any reasonable arrangement designed to provide to Seller after the Closing the benefits under the applicable Real Property Lease, Personal Property Lease, Business Contract or Business License, including enforcement for the benefit of Seller of any and all rights of Comp-Est against any other Person arising out of breach or cancellation by such other Person and including, if so requested by Seller, acting as an agent on behalf of Seller, or as Seller shall otherwise reasonably require. After the Option Closing, Seller will use its best efforts to ensure that Comp-Est and the Stockholders comply with such obligations and will promptly transfer any benefit derived thereunder to Purchaser; provided, however, that Purchaser shall promptly reimburse Seller for any out of pocket expenses reasonably incurred by Seller in connection with such efforts.

     2.02 Excluded Assets. Any provision of this Agreement to the contrary notwith-standing, Purchaser shall not acquire and there shall be excluded from the Assets the Excluded Assets.

     2.03 Assumed Liabilities. Except as may be specifically excluded pursuant to the provisions of this Agreement or the Option and Acquisition Agreement, subject to the terms and conditions set forth herein, and except as provided in
Section 2.04 and Section 3.01, Purchaser agrees that, on the Option Closing Date, Purchaser shall assume and thereafter pay, perform or discharge when due or required to be performed, as the case may be, the Assumed Liabilities, subject to adjustments in the ordinary course of business.

     2.04 Liabilities Not Assumed. Any provision of this Agreement to the contrary not-withstanding (and without implication that Purchaser is assuming any liability not expressly excluded and, where applicable, without implication that any of the following have been included in the Assumed Liabilities), the Excluded Liabilities are excluded and shall not be assumed or discharged by Purchaser.

The assumption by Purchaser of the liabilities of Comp-Est herein provided for, and the transfer thereof by Seller, shall in no way expand the rights or remedies of any third party against Purchaser or Seller as compared to the rights and remedies which such third party would have had against Seller had Purchaser not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Purchaser of said liabilities shall not create any third party beneficiary rights.

     2.05 Prorations. Purchaser shall pay all amounts required to be paid by Seller pursuant to Section 2.05 and Section 2.06 of the Option and Acquisition Agreement, and Seller shall remit to Purchaser all amounts received by Seller from Comp-Est pursuant to Section 2.05 and Section 2.06 of the Option and Acquisition Agreement.

     2.06  Assets  Purchase  Price.

     (a) Amount. The purchase price (the "Assets Purchase Price") for the Assets shall be the sum of (i) One Million, Two Hundred and Fifty Thousand Dollars ($1,250,000) (the "Base Cash Payment"), plus (ii) the Revenue Payment (as defined below) plus (iii) the assumption by Purchaser of the Assumed Liabilities, plus (iv) any Transfer Taxes paid or payable by Seller pursuant to this Agreement or the Option and Acquisition Agreement. The Base Cash Payment and the Revenue Payment shall be payable on the Option Closing Date by bank wire transfer in immediately available funds to a bank account designated in writing by Seller not less than three (3) Business Days before the Option Closing Date.

     (b) Allocation. At the Option Closing the Assets Purchase Price will be allocated among the Assets for all purposes (including Tax and financial accounting purposes) in a manner consistent with Section 1060 of the Code. Pursuant to the Option and Acquisition Agreement, Comp-Est is responsible for the preparation and filing of all returns, documents, statements and other forms that are required to be submitted to any federal, state or local taxing authority in connection with the Purchase Price Allocation; provided that Seller shall approve all returns, documents, statements and other forms to be filed pursuant to the provisions of the Option and Acquisition Agreement. Each of the parties hereto will not take a position on any Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the statements to be prepared by Comp-Est pursuant to Section 2.07(b) of the Option and Acquisition Agreement and will cooperate with each other in timely filing, consistent with such allocation, any reports required (including, without limitation, Form 8594) by the IRS.

     (c) Revenue Payment. For purposes of this Agreement, "Revenue Payment" means an amount in cash equal to the product of (a) (i) the number of customers of the Business on the Closing Date determined by reference to the Revenue Statement multiplied by (ii) the average annual revenue per customer of the Business for the System, exclusive of Revenues from the sale or leasing of equipment by Comp-Est, determined by reference to the Revenue Statement and (b)
1.66. The Revenue Payment under this Agreement shall equal the amount of the Revenue Payment calculated under the Option and Acquisition Agreement.

                                ARTICLE  III.

                       PURCHASE  AND  SALE  OF  SHARES

     3.01 Purchase of Shares. If Purchaser delivers the Option Exercise Notice on or prior to the Option Expiration Date and includes with the Option Exercise Notice a written notice requesting that Seller purchase the Shares from the Stockholders pursuant to the Option and Acquisition Agreement and sell to Purchaser the Shares (the "Stock Election") then, on the Option Closing Date, Seller will purchase the Shares from the Stockholders pursuant to the Option and Acquisition Agreement and sell to Purchaser the Shares in lieu of Seller selling the Assets to Purchaser and Purchaser assuming the Assumed Liabilities pursuant to Article II. If the Stock Election is given, in lieu of the transactions described in Article II, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from the Stockholders, the Shares free and clear of all Liens.

     3.02 Shares Purchase Price. The purchase price for the Shares (the "Shares Purchase Price") shall be the sum of (a) the Base Cash Payment, (b) the Revenue Payment and (c) any Transfer Taxes paid or payable by Seller pursuant to this Agreement or the Option and Acquisition Agreement. The Shares Purchase Price shall be payable on the Option Closing Date by bank wire transfer in immediately available funds to a bank account designated in writing by Seller not less than three (3) Business Days before the Option Closing Date.

                                ARTICLE  IV.

                                  CLOSING

     4.01 Closing. The closing of the transactions contemplated by Article II or, if the Stock Election is given, Article III (the "Option Closing"), will take place at the offices of The Hearst Corporation, 959 Eighth Avenue, New York, New York 10019, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date (as defined in the Option and Acquisition Agreement) (the "Option Closing Date").

                                ARTICLE  V.

                CONDITIONS  TO  OBLIGATIONS  OF  PURCHASER

     If Purchaser delivers the Option Exercise Notice on or prior to the Option Expiration Date, the obligations of Purchaser to purchase the Assets or the Shares, as the case may be, are subject to the fulfillment, on or before the Option Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

     5.01  Option  and  Acquisition  Agreement. The Closing under the Option and
Acquisition  Agreement  shall  have  occurred.

     5.02 Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by it on or before the Option Closing Date.

     5.03 Conveyancing Documents. If the Stock Election is not given, Seller shall have executed and delivered to Purchaser an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") in substantially the form of Exhibit B hereto and a Bill of Sale (the "Bill of Sale") in substantially the form of Exhibit C hereto, and such further instruments and documents as may be reasonably requested by Purchaser in order to complete the transfer of the Assets to Purchaser.

     5.04 Stock Certificates. If the Stock Election is given, Seller shall have delivered to Purchaser stock certificates evidencing the Shares, accompanied by stock powers executed by Seller in blank, and Seller shall have delivered the Minute Books to Purchaser.

                                ARTICLE  VI.

                  CONDITIONS  TO  OBLIGATIONS  OF  SELLER

     If Purchaser delivers the Option Exercise Notice on or prior to the Option Expiration Date, the obligations of Seller hereunder are subject to the fulfillment, on or before the Option Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

     6.01  Option  and  Acquisition  Agreement. The Closing under the Option and
Acquisition  Agreement  shall  have  occurred.

     6.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser on or before the Option Closing Date.

                                ARTICLE  VII.

                REPRESENTATIONS  AND  WARRANTIES  OF  SELLER

     Seller has received certain representations, warranties and covenants from Comp-Est and the Stockholders expressly set forth in the Option and Acquisition Agreement (hereinafter "Covenants"). Seller represents and warrants to Purchaser that it will seek enforcement of all such Covenants on behalf of Purchaser (at Purchaser's sole cost and expense, including without limitation the reasonable fees and expenses of Purchaser's and Seller's attorneys and accountants), and will remit to Purchaser all sums received by Seller from Comp-Est pursuant to
Article XIV of the Option and Acquisition Agreement after deduction by Seller of any and all Losses suffered, incurred or sustained by Seller, its Affiliates and their respective officers, directors, employees and agents with respect thereto, from and after the date Purchaser delivers the Option Exercise Notice to Seller and this obligation shall continue for the applicable periods set forth in
Article XIII of the Option and Acquisition Agreement. It is expressly understood that the provisions of this Article VII are intended to provide Purchaser with as much of the benefit of the Covenants as legally may be conferred upon Purchaser by Seller while at the same time ensuring that Seller, its Affiliates and their respective officers, directors, employees and agents do not incur any costs or expenses resulting from, arising out of or relating to the Option and Acquisition Agreement or this Option Agreement, from and after the date
Purchaser delivers the Option Exercise Notice to Seller, which are not reimbursed by Comp-Est or Purchaser.

                                ARTICLE  VIII.

                               INDEMNIFICATION

     8.01 Indemnification. Purchaser shall indemnify Seller, its Affiliates and their respective officers, directors, employees and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any covenant or agreement on the part of Purchaser contained in this Agreement, (ii) if the Stock Election is not given, any Assumed Liability and (iii) any threatened or actual Actions or Proceedings, whether civil, criminal, administrative or investigative arising out of or based upon (A) the execution of this Agreement,
(B) the exercise of the Option, (C) the consummation of the transactions contemplated hereby, or (D) any Actions or Proceedings under the Option and Acquisition Agreement arising out of or based upon the execution of, or the consummation of the transactions contemplated by, this Agreement; provided that such threatened or actual Action or Proceedings do not directly or indirectly arise from any act or omission of Seller, its Affiliates and their respective officers, directors, employees and agents.

     8.02 Seller Indemnification. Seller shall indemnify Purchaser, its Affiliates and their respective officers, directors employees and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (1) any breach of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement and (2) any threatened or actual Action or Proceedings whether civil, criminal, administrative or investigative arising out of or based upon the execution by Seller of the Option and Acquisition Agreement; provided that such threatened or actual Action or Proceedings do not directly or indirectly arise from any act or omission of Purchaser, its Affiliates and their respective officers, directors, employees and agents.

     8.03  Method  of  Asserting  Claims.  The  party  making a claim under this
Article VIII is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

     (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall promptly notify in writing the Indemnifying Party of such claim or demand, specifying the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim ----- Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party shall have the right to control the defense of such claim or demand and shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the
Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to defend a claim or demand, the Indemnified Party shall not pay or settle such claim or demand without the consent of the Indemnifying Party.

     (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

     (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Article VIII, the affected parties each agree to retain all books and records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

                                ARTICLE  IX.

                                TERMINATION

     9.01  Termination.  This  Agreement  shall  terminate  as  follows:

     (a) on the day following the Option Expiration Date in the event that the Option Exercise Notice is not delivered on or prior to the Option Expiration Date in accordance with Section 1.02; or

     (b)  at  any  time  by mutual written consent of Purchaser and Seller.

     9.02  Effect  of  Termination.

     (a) If this Agreement is terminated pursuant to Section 9.01(a), Purchaser shall pay to Seller, within three (3) business days of the date of termination, Five Hundred Thousand Dollars ($500,000) by bank wire transfer in immediately available funds to a bank account designated in writing by Seller on the date of termination.

     (b) If this Agreement is validly terminated pursuant to Section 9.01, (a) this Agreement will forthwith become null and void, except that the provisions with respect to the payment in Section 9.02, expenses in Section 10.03 and confidentiality in Section 10.04 will continue to apply following any such termination, and (b) except as provided in Section 9.02(a) there will be no liability or obligation on the part of Seller or Purchaser (or any of their Affiliates or their respective officers, directors, employees or agents); provided, however, that if such termination shall result from a willful breach by a party of the provisions contained in this Agreement, such party shall remain fully liable for any and all Losses sustained by the other parties hereto as a result of such breach.

                                ARTICLE  X.

                               MISCELLANEOUS

     10.01 Notices. All notices, requests, consents, waivers and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

         If  to  Seller,  to:

         Motor  Information  Systems  Division,
         Hearst  Business  Publishing,  Inc.
         5600  Crooks  Road
         Troy,  Michigan  48098
         Facsimile  No.:  248-828-3508
         Attn:  Vice  President  and  General  Manager

         with  copies  to:

         The  Hearst  Corporation
         Office  of  the  General  Counsel
         959  Eighth  Avenue
         New  York,  New  York  10019
         Facsimile  No.:  212-649-2035
         Attn:  General  Counsel

         If  to  Purchaser,  to:

         CCC  Information  Services,  Inc.
         444  Merchandise  Mart
         Chicago,  Illinois  60654
         Facsimile  No.:  312-527-1194
         Attn:  President

         with  copies  to:

         CCC  Information  Services,  Inc.
         444  Merchandise  Mart
         Chicago,  Illinois  60654
         Facsimile  No.:  312-527-5888
         Attn:  General  Counsel

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     10.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     10.03 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, except as expressly provided herein, each of the parties hereto shall pay its own expenses (including, without limitation, attorney's and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

     10.04 Public Announcements; Confidentiality. No publicity release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made by any party hereto or its Affiliates without advance approval thereof by each of the other parties hereto. While this Agreement is in effect and after this Agreement terminates, each party hereto and its Affiliates shall keep confidential, and shall not disclose, the terms of this Agreement or the Option and Acquisition Agreement to any other Person without the prior written consent of each other party hereto unless (i) the disclosure is in response to legal order or subpoena, (ii) the terms are readily ascertainable from public or published information, or trade sources (without violation of the foregoing provisions of this sentence), (iii) the disclosure is (A) in connection with any Action or Proceeding in respect of this Agreement or (B) to a Governmental or Regulatory Authority the filing with or consent of which is required in connection with the transactions contemplated by this Agreement or the Option and Acquisition Agreement or (iv) the disclosure is to any officer, director, employee or agent of any party hereto or of any of its Affiliates and such Person needs to know such information for purposes of consummating the transactions contemplated by or the performance of this Agreement or the Option and Acquisition Agreement, provided that the disclosing party shall use its best efforts to cause such officer, director, employee or agent to hold such information in confidence. Notwithstanding anything herein to the contrary, Purchaser and Seller agree that Seller shall be entitled to disclose such of the terms of this Agreement as it deems appropriate, in its sole discretion, to Comp-Est.

     10.05 Further Assurances. At any time and from time to time after the Closing Date at the request of Purchaser, and without further consideration, Seller and the Stockholders shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to Purchaser, the Assets or the Shares, as the case may be, and to put Purchaser in actual possession and control of the Assets and to assist Purchaser in exercising all rights with respect thereto.

     10.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     10.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     10.08 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

     10.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Notwithstanding the preceding sentence, Purchaser and Seller may assign any or all of its rights, interests and obligations hereunder to (a) any successor in interest, prior to the Closing, to all or substantially all of the assets and properties of Purchaser or Seller, as the case may be, or (b) any wholly-owned subsidiary of Purchaser or Seller, as the case may be, or any such successor, in each case without the consent of (but with notice to) the other party; provided, however, that such party shall remain primarily liable hereunder following each such assignment referred to in clause (a) or clause -
(b). This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

     10.10 Additional Agreements. Without limiting the generality of the foregoing, Purchaser agrees to perform each and every obligation of Seller to be performed by Seller following the Closing under the Option and Acquisition Agreement to the same extent as though references in the Option and Acquisition Agreement to Seller were to Purchaser.

     10.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     10.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

     10.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duty executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                           HEARST  BUSINESS  PUBLISHING,  INC.

                                    By:     /s/ Kevin F. Carr
                                            -----------------
                                    Name:   Kevin F. Carr
                                    Title:  Vice President and General Manager



                                           CCC  INFORMATION  SERVICES,  INC.

                                    By:    /s/ Leonard Ciarrochi
                                           ---------------------
                                    Name:  Leonard Ciarrochi
                                    Title: Executive Vice President and
                                             Chief Financial Officer